UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 19, 2005

Intermix Media, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-26355	06-1556248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6060 Center Drive, Suite #300 Los Angeles, California	90045
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 215-1001

(Former name or former address, if changed since last report): Not applicable.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 18, 2005, Intermix Media, Inc. (the “Company”), Fox Interactive Media, Inc., a subsidiary of News Corporation, Inc., a Delaware corporation (“Fox”), and Project Ivory Acquisition Corporation, a wholly-owned subsidiary of Fox (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Company also exercised its option to acquire the outstanding capital stock of MySpace.com that it does not already own pursuant to that certain Stockholders Agreement, dated February 11, 2005, by and among the Company and the stockholders party thereto, as amended.

The Merger Agreement

The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”). At the effective time and as a result of the Merger: (i) each share of Company common stock issued and outstanding immediately prior to the effective time of the Merger (including any shares of common stock issued prior to the effective time upon exercise of options or warrants or upon conversion of preferred stock) will be automatically converted into the right to receive $12.00 cash, without interest; (ii) each share of Company series A preferred stock issued and outstanding immediately prior to the effective time of the Merger will be automatically converted into the right to receive $12.00 cash, without interest; (iii) each share of Company series B preferred stock issued and outstanding immediately prior to the effective time of the Merger will be automatically converted into the right to receive $14.60 cash, without interest; (iv) each share of Company series C preferred stock issued and outstanding immediately prior to the effective time of the Merger will be automatically converted into the right to receive $13.50 cash, without interest; and (v) each share of series C-1 preferred stock issued and outstanding immediately prior to the effective time of the Merger will be automatically converted into the right to receive $14.00 cash, without interest, (in each case excluding treasury shares and shares held by Fox, Merger Sub or the Company’s wholly-owned subsidiaries and excluding shares with respect to which the holder thereof has demanded appraisal rights in accordance with Delaware law).

All of the options to purchase Company common stock that are vested as of the effective time of the Merger, including those options that vest as a result of the Merger, will be terminated in consideration for a cash payment equal to the product of (1) the excess, if any, of $12.00 over the applicable option exercise price and (2) the number of shares of Company common stock subject to such option (the “Option Spread”).

Each unvested option to purchase Company common stock outstanding as of the effective time of the Merger (a “Company Unvested Option”) will, at the effective time of the Merger, be terminated. Each share of Company common stock subject to a terminated Company Unvested Option will be converted into the right to receive 50% of the Option Spread in installments, when such Company Unvested Option would have vested, if:

•	held by specified individuals that execute a waiver and non-compete before the effective time of the Merger; or

•	held by any other individual that executes an agreement in a form acceptable to Fox and the Company before the effective time of the Merger.

In addition, with respect to each Company Unvested Option held by an individual that is subject to specified agreements which provide for accelerated vesting of the Company Unvested Option upon a qualifying termination of employment, the employees who are party to such agreement will be entitled to receive, upon a qualifying termination of employment within the period of time specified in such agreement, the balance of the Option Spread, to the extent that such Option Spread has not previously been paid.

The Company has made representations, warranties and covenants in the Merger Agreement, including, among others, covenants (i) to carry on its business in the ordinary course and in substantially the same manner as previously conducted during the interim period between the execution of the Merger Agreement and consummation of the Merger, (ii) not to engage in certain kinds of transactions during such period, (iii) to cause a stockholder meeting to be held to consider approval of the Merger and the other transactions contemplated by the Merger Agreement, (iv) subject to certain exceptions, for its board of directors to recommend adoption by its stockholders of the Merger Agreement and the transactions contemplated by the Merger Agreement, (v) not to solicit proposals relating to alternative business combination transactions, and (vi) subject to certain exceptions, not to enter into discussions concerning, or provide confidential information in connection with, alternative business combination transactions.

Consummation of the Merger is subject to customary conditions, including (i) approval of the holders of the Company common stock and Company preferred stock, voting together as a single class on an as converted basis with respect to each share of Company preferred stock, (ii) absence of any law or order prohibiting the closing, and (iii) expiration or termination of the Hart-Scott-Rodino waiting period and certain other regulatory approvals. In addition, each party’s obligation to consummate the Merger is subject to the accuracy of the representations and warranties of the other party and material compliance of the other party with its covenants.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated into this report by reference.

Voting Agreements

Concurrently with entering into the Merger Agreement, Fox entered into a voting agreement with VantagePoint Venture Partners and its affiliates (“Vantage Point”), the largest stockholder of the Company. The agreement provides that VantagePoint will vote its shares, representing approximately 22.4 percent of the outstanding shares of the Company, in favor of the Merger. The Voting Agreement terminates on the earlier of (i) the date of the Merger or (ii) when the Merger Agreement is terminated pursuant to its terms (including if the Company terminates the Merger Agreement to accept a superior offer).

Acceleration of Options

Prior to entering into the Merger Agreement, the Company agreed to accelerate all unvested options to purchase Company common stock held by Richard Rosenblatt, the Company’s Chief Executive Officer, effective immediately prior to the closing of the Merger.

Item 8.01. Other Events.

A joint press release announcing the execution of the Merger Agreement was issued on July 18, 2005. A copy of that joint press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The foregoing description is qualified in its entirety by reference to the full text of Exhibit 2.1 and Exhibit 99.1, attached hereto.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

The Company has agreed to file a proxy statement in connection with the proposed Merger, which will be mailed to the stockholders of the Company. Investors and the Company’s stockholders are urged to read carefully the proxy statement and other relevant materials when they become available because they will contain important information about the Merger. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed by the Company with the SEC through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by the Company by going to the Company’s corporate website at www.intermix.com or by contacting: Investor Relations, Intermix Media, Inc., 6060 Center Drive, Suite 300, Los Angeles, California 90045.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement. A description of any interests that the Company’s officers and directors have in the Merger will be available in the proxy statement. Information regarding certain of these persons and their beneficial ownership of Company common stock as of June 1, 2004 is also set forth in the Schedule 14A filed by the Company on July 20, 2004 with the SEC. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to the Company’s corporate website at www.intermix.com.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits:

Exhibit No.	Exhibit
2.1	Agreement and Plan of Merger, dated as of July 18, 2005, by and among Fox Interactive Media, Inc., Project Ivory Acquisition Corporation and Intermix Media, Inc.

99.1	Joint press release issued by Intermix Media, Inc. and Fox Interactive Media, Inc. on July 18, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 18, 2005	Intermix Media, Inc.

	By:	/s/ RICHARD ROSENBLATT
Richard Rosenblatt Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of July 18, 2005, by and among Fox Interactive Media, Inc., Project Ivory Acquisition Corporation and Intermix Media, Inc.

99.1	Joint press release issued by Intermix Media, Inc. and Fox Interactive Media, Inc. on July 18, 2005.